UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2022

SHIFTPIXY, INC.
(Exact name of registrant as specified in its charter)

Wyoming	47-4211438
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Brickell Key Drive, Suite 300, Miami, FL	33131
(Address of principal executive offices)	(Zip Code)

(888) 798-9100

(Registrant's telephone number, including area code)

Commission File No. 001-37954

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PIXY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on May 17, 2021, ShiftPixy, Inc., a Wyoming corporation (the “Company”), issued warrants to purchase up to an aggregate of 4,948,453 shares of common stock, par value $0.0001 per share (the “Common Stock”), with an exercise price per share of $2.425 (the “Existing Warrants”). The Existing Warrants were immediately exercisable and will expire on June 15, 2026.

On January 26, 2022, the Company entered into a Warrant Exercise Agreement (the “Exercise Agreement”) with the holder of the Existing Warrants (the “Exercising Holder”). Pursuant to the Exercise Agreement, the Exercising Holder and the Company agreed that, subject to any applicable beneficial ownership limitations, the Exercising Holder would cash exercise up to 4,948,453 of its Existing Warrants (the “Investor Warrants”) into shares of Common Stock underlying such Existing Warrants (the “Exercised Shares”). In order to induce the Exercising Holder to cash exercise the Investor Warrants, the Exercise Agreement (i) amends the Investor Warrants to reduce the exercise price per share of the Investor Warrants to $1.20 and (ii) provides for the issuance of a new warrant to purchase up to an aggregate of approximately 9,896,906 shares of Common Stock (the “New Warrant”), with such New Warrant to be issued on the basis of two New Warrant shares for each share of the Existing Warrant that is exercised for cash. The New Warrant is exercisable after the six-month anniversary of issuance and terminates on the five and one-half years from the issuance date of the New Warrant. The New Warrant has an exercise price per share of $1.55.

The Existing Warrants and the underlying shares of Common Stock were registered pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-256834), filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on June 4, 2021, and declared effective on June 15, 2021.

The New Warrant and the shares of Common Stock issuable upon the exercise of the New Warrant are not being registered under the Securities Act, and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

Approximately 4,948,453 Investor Warrants are contemplated to be exercised contemporaneously with the execution of the Exercise Agreement. Assuming full exercise of the Investor Warrants and subject to the Exercise Agreement, the Company expects to receive aggregate gross proceeds of up to approximately $5.9 million from the cash exercise of the Investor Warrants by the Exercising Holder.

From ninety (90) days after the date on which the September Registration Statement (as defined in the Exercise Agreement) is declared effective by the Commission, neither the Company nor any subsidiary shall (A) except for Exempt Issuances (as defined in the Exercise Agreement), issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock Equivalents or (B) file any registration statement or any amendment or supplement to any existing registration statement (other than a resale registration statement or prospectus supplements to the Registration Statement to reflect the transactions or a shelf registration statement on Form S-3 which the Company may file in its discretion).

The Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Exercising Holder, pursuant to which the Company agrees to register the underlying shares of Common Stock underlying the New Warrant in accordance with the terms of the Registration Rights Agreement.

A.G.P./ Alliance Global Partners (the “Advisor”) acted as a financial advisor to the Company pursuant to an advisory agreement (the “Advisory Agreement”). Pursuant to the Advisory Agreement, the Company will pay an advisory fee of: (i) Seven Percent (7%) of the gross proceeds received by the Company upon exercise of the Existing Warrants and (ii) Seven Percent 7% of the gross proceed received by the Company upon the exercise of the New Warrant. Additionally the Company is paying $35,000 towards the Advisor’s legal fees and expenses.

The description of terms and conditions of the New Warrant, the Exercise Agreement and the Registration Rights Agreement set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of the New Warrant, the Exercise Agreement and the Registration Rights Agreement, copies of which are attached as Exhibits 4.1, 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the New Warrant and the shares of Common Stock issuable upon the exercise thereof is hereby incorporated by reference into this Item 3.02.

Item 3.03 Material Modifications to Rights of Security Holders.

The information contained above in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Form of New Warrant
10.1	Form of Warrant Exercise Agreement
10.2	Form of Registration Rights Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

SHIFTPIXY, INC.

Date: January 27, 2022	By:	/s/ Scott W. Absher
Scott W. Absher
Chief Executive Officer and Director